CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement")of our reports dated March 1, 2007 relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to Shareholders of John Hancock Funds II Lifestyle Portfolios, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers, LLP
PricewaterhouseCoopers, LLP

Boston, Massachusetts
April 26, 2007